Exhibit 99


                            First Essex Bancorp, Inc.
                         Acquires Finest Financial Corp.

Andover, MA, January 3, 1997 - First Essex Bancorp, Inc., (NASDAQ:FESX) announced that on December 30th it consummated its acquisition of Finest Financial Corp. Concurrently, Pelham Bank And Trust Company, a sole subsidiary of Finest, was merged into First Essex Bank, FSB.

With the acquisition concluded, First Essex Bancorp Inc. becomes a $1.1 billion banking company with 15 full service banking offices in both Northeastern Massachusetts and New Hampshire.

The merger  results in  substantial  market  share  gains in New  Hampshire.  In
Rockingham County, the largest and most populated county in southern New Hampshire, First Essex increases its market share rank to approximately 6 from number 11.

In announcing the conclusion of the acquisition, Leonard A. Wilson, First Essex's President and Chief Executive Officer stated, "We are very excited about beginning a New Year as a larger and even stronger company. As First Essex Bank approaches its 150th year of providing financial services to the communities of the Merrimack Valley and southern New Hampshire, we couldn't be more enthusiastic about our future."

It is anticipated that by the end of the current fiscal quarter, (March 31, 1997) First Essex customers will be able to conduct all banking transactions in any of its 15 offices in both Massachusetts and New Hampshire.

First Essex Bank, FSB is a wholly-owned subsidiary of First Essex Bancorp, Inc. Originally established in 1847, the Bank provides community-based financial services for consumer and commercial customers. First Essex has 15 full-service banking centers located throughout northeastern Massachusetts, and southern New Hampshire. The Bank also maintains loan centers in Wellesley, Massachusetts and Londonderry, Nashua, and North Hampton, New Hampshire.



                                   Page 6 of 6